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                                                                  EXHIBIT 3(i)



                     ARTICLES OF AMENDMENT AND RESTATEMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                       ALLIED CAPITAL LENDING CORPORATION
                            (a Maryland Corporation)



         FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is: Allied Capital Lending Corporation.


         SECOND: The purposes for which the Corporation is organized are as follows:

                   A. To operate under the Small Business Investment Act of 1958, as amended, in the manner and with the powers and responsibilities, and subject to the limitations provided by, said Act and the regulations issued by the Small Business Administration thereunder;

                   B. To purchase, acquire, hold, own, improve, develop, sell, convey, assign, release, mortgage, encumber, use, lease, hire, manage, deal in and otherwise dispose of real property and personal property of every name and nature or any interest therein, improved or otherwise, including stocks and securities of other corporations; to loan money; to take securities for the payment of all sums due the Corporation; to sell, assign and release such securities;

                   C. To engage in, operate and acquire interests in any kind of business, of whatever nature, which may be permitted by law;

                   D. To do any act or thing and exercise any power suitable, convenient or proper for the accomplishment of any of the purposes set forth herein or incidental to such purposes, or which at any time may appear conducive to or expedient for the accomplishment of any of such purposes; and

                   E. To have and exercise any and all powers and privileges now or hereafter conferred by the general laws of the State of Maryland upon corporations formed under such laws.

         The foregoing enumeration of the purposes of the Corporation is made in furtherance and not in limitation of the powers conferred upon the Corporation by law. The mention of any particular purpose is not intended in any manner to limit or restrict the generality of any other purpose mentioned, or to limit or restrict any of the powers of the Corporation. The Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by the laws of the State of Maryland upon corporations of a similar character, it being the intention that the purposes set forth in each of the paragraphs of this Article shall, except as otherwise expressly provided, in nowise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this or any other Article of these Articles of Incorporation, or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes; provided, however, that nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power, or do any act which a corporation formed under the general laws of the State of Maryland may not at the time lawfully carry on or do.
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         THIRD: The post office address of the principal office of the
Corporation in the State of Maryland is: 5422 Albia Road, Bethesda, Maryland 20816. The name and post office address of the resident agent of the Corporation in the State of Maryland are: G. Cabell Williams III, 5422 Albia Road, Bethesda (Montgomery County), Maryland 20816. Said resident agent is a citizen of the State of Maryland and actually resides therein.


         FOURTH:

                   A. The total number of shares of stock of all classes which the Corporation has authority to issue is twenty million (20,000,000) shares of capital stock, with a par value of One-Tenth of One Mil ($0.0001) per share, amounting in aggregate par value to Two Thousand Dollars ($2,000). All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption or other rights of such shares of stock.

                   B. The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

                         (1)      Each share of Common Stock shall have one
vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock;

                         (2)      Subject to the provisions of law and any
preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable; and

                         (3)      In the event of any liquidation, dissolution
or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net of the Corporation.

                   C. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of these Articles of Incorporation, as they may subsequently be amended, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

                         (1)      The distinctive designation of such class or
series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph;





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                         (2)      Whether or not and, if so, the rates, amount
and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent, or non-cumulative and as participating or non-participating;

                         (3)      Whether or not shares of such class or
series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights;

                         (4)      Whether or not shares of such class or
series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine;

                         (5)      Whether or not shares of such class or
series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof;

                         (6)      The rights of the holders of shares of such
class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class of series of stock;

                         (7)      Whether or not there shall be any limitations
applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof; and

                         (8)      Any other preferences, rights, restrictions,
including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation, as they may subsequently be amended.

                   D. For the purposes hereof and of any Articles Supplementary to these Articles of Incorporation providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or documents), any class or series of stock of the Corporation shall be deemed to rank:

                         (1)      prior to another class or series either as to
dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

                         (2)      on a parity with another class or series
either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and





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                   (3)      junior to another class or series either as to
dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.


         FIFTH:    The number of directors of the Corporation shall be in
accordance with the provisions of the General Corporation Law of the State of Maryland, which number may be changed pursuant to the provisions set forth in the Bylaws of the Corporation, but shall never be less than the number permitted by law. The number and names of those directors currently in office are: George C. Williams, Jr., G. Cabell Williams, III, Joseph A. Clorety, III, Wallace F. Holladay, T. Murray Toomey, George W. Siguler, Henry J. Kaufman, Warren K. Montouri, Guy T. Steuart, II and David Gladstone.


         SIXTH:    The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders:

                   A. The Board of Directors of the Corporation is hereby empowered to authorize and direct the issuance from time to time or at any time or times of the shares of stock of the Corporation of any class, now or hereafter authorized, any options or warrants for such shares permitted by law, any rights to subscribe to or purchase such shares and any other securities of the Corporation, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

                 B. Unless specifically provided elsewhere herein or in any Articles Supplementary, no holder of shares of stock of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive
       (i) any shares of stock of the Corporation of any class, now or hereafter authorized, (ii) any options or warrants for such shares permitted by law, (iii) any rights to subscribe to or purchase such shares, or (iv) any other securities of the Corporation which may at any time or from time to time be issued, sold or offered for sale by the Corporation.

                 C. The Board of Directors of the Corporation is hereby empowered to adopt Bylaw provisions with respect to the indemnification of officers, employees, agents and other persons and to make such other indemnification as they shall deem expedient and in the best interests of the Corporation, as such provisions are consistent with Section C of Article SEVENTH and to the extent permitted by law.

                 D. The provisions relating to certain special voting requirements set forth in Title 3, Subtitle 6 of the General Corporation Law of the State of Maryland and the provisions relating to certain control shares set forth in Title 3, Subtitle 7 of the General Corporation Law of the State of Maryland shall not be applicable, pursuant to Sections 3-603(e)(iii) and 3-702(b) thereof, respectively, to the shares of the Corporation which are owned by, or which shall in the future be issued to and owned by, any employee stock ownership plan, incentive stock ownership plan or other similar plan established now or in the future for the benefit of the Corporation's directors, officers, employees or affiliates, and, without limiting the foregoing, none of such shares owned by any such plan shall, for purposes of such subtitles, be aggregated with any shares owned individually by any beneficiaries of any such plan.

                 E. The Board of Directors of the Corporation is hereby authorized to make, amend, alter, repeal or rescind the Bylaws of the Corporation.





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                 F. The Corporation reserves the right to amend these
       Articles of Incorporation in any way which alters the contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding stock of the Corporation and substantially adversely affects any of the rights of any of the holders of any outstanding stock of the Corporation.


       SEVENTH:  A. Subject to Section C below, the Corporation shall indemnify
(i) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as are consistent with Section C below and as may be permitted by law. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                 B. Subject to Section C below, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment to or repeal of this Article SEVENTH shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

                 C. Notwithstanding the foregoing Sections A and B of this Article SEVENTH, the following limitations shall apply:

        (a) In this Section the following words have the meaning indicated.
        (a)(1) "Director" means any person who is or was a director of the Corporation and any person who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, other enterprise or employee benefit plan.
        (a)(2) "Corporation" includes any predecessor entity of the Corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon the consummation of the transaction.
        (a)(3) "Expenses" include attorneys' fees.
        (a)(4) "Official capacity" means the following:
                (i) When used with respect to a director, the office of director in the Corporation,; and
                (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the Corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the Corporation.
                (iii) "Official capacity" does not include service, for any other corporation or any partnership, joint venture, trust, other enterprise or employee benefit plan.
        (a)(5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.
        (a)(6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

        (b) Subject to the limitations set forth in subsection (c) of this section, (1) the Corporation shall indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:





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               (i)   The act or omission of the director was material to
the matter giving rise to the proceeding; and

                           1.   Was committed in bad faith; or
                           2.   Was the result of active and deliberate
                                dishonesty; or
               (ii) The director actually received an improper personal benefit in money, property or services; or

               (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

      (b)(2)(i) Indemnification shall be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding.
               (ii) However, if the proceeding was one by or in the right of the Corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the Corporation.
      (b)(3)(i) The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.
               (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

      (c)  A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis of an act or omission (i) which such director did not reasonably believe to be in, or not opposed to, the best interests of the Corporation, or that (ii) for which a personal benefit was improperly received.

      (d)(1) A director who has been successful, on the merits, in the defense of any proceeding referred to in subsection (b) of this section (but subject to the limitations of subsection (c) of this section) shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.
      (d)(2) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:
               (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or
               (ii) If it determines that the director is vindicated or otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstance described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the Corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.
      (d)(3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

      (e)(1) Indemnification under subsection (b) of this section may not be made by the Corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsections (b) and (c) of this section.
      (e)(2) Such determination shall be made:
               (i) By the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate; or





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               (ii) By special legal counsel selected by the Board of
Directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which director who are parties may participate; or
              (iii) By the stockholders.
       (e)(3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.
       (e)(4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

       (f)(1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of:
              (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this section has been met; and
              (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
       (f)(2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.
       (f)(3) Payments under this subsection shall be made as provided by the Bylaws or contract or as specified in subsection (e) of this section.

       (g)  Subject to the standard of conduct set forth in subsections
(b) and (c) of this section, the indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the Bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

       (h) This section does not limit the Corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.
              (i)  For purposes of this section;
              (ii) The Corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the Corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

       (h)(2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and
       (h)(3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

       (j)(1) An officer of the Corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);
       (j)(2) The Corporation shall indemnify and advance expenses to an officer, employee or agent of the Corporation to the same extent that it indemnifies directors under this section; and





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       (j)(3) The Corporation, in addition, shall indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its Bylaws, general or specific action of its Board of Directors or contract.

       (k)(1) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who, while director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.
       (k)(2) The Corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.
       (k)(3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the Corporation.

       (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the Corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.


     EIGHTH: The duration of the Corporation shall be perpetual.





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